BISELL INVESTMENTS INC.
                           East Bay Shopping Center
                         Suite A-159, P.O. Box N-1836
                             Nassau, The Bahamas


August 23, 2000          Via Fax No. 619-421-2653
                         ------------------------

American Electric Automobile
Company Inc.
4190 Bonita Road
Suite 105
Bonita, CA
91902

Attention:  Mr. Edward F. Myers II -
            Chairman

Dear Mr. Myers:

Re:  BISELL INVESTMENTS INC. and Purchasing Group Purchase of shares in
     ------------------------------------------------------------------
     AMERICAN ELECTRIC AUTOMOBILE COMPANY INC. - Letter of Agreement
     ---------------------------------------------------------------

     By this letter, Bisell Investments Inc. and a purchasing group (the "Purchaser"), hereby offer to purchase Three Million Two Hundred and Fifty Thousand (3,250,000) Restricted Shares ("the Shares") of American Electric Automobile Company Inc. ("AEAC") on the terms and conditions as set out herein:

1. The Purchase Price shall be the sum of Two Hundred and Seventy-Five Thousand Dollars ($275,000.00) payable as follows:

     i)     Seventy-Five Thousand Dollars ($75,000.00) on the Closing Date;
     ii) Seventy-Five Thousand Dollars ($75,000.00) on the thirtieth day after the Closing Date;
     iii) Seventy-Five Thousand Dollars ($75,000.00) on the sixtieth day after the Closing Date;
     iv) Fifty Thousand Dollars ($50,000.00) on the ninetieth day after the Closing Date.

    The Purchaser shall be entitled to prepay all or a portion of the instalments due prior to the instalment due dates.

2. The Purchaser shall receive twelve (12) shares of AEAC for each dollar advanced pursuant to paragraphs 1(i), (ii) and (iii) above, to be released to the Purchaser at the time of each advance. Upon payment of the final instalment of Fifty Thousand dollars as indicated in paragraph 1(iv) above, the Purchaser shall receive Five Hundred and Fifty Thousand (550,000) shares for a total of Three Million Two Hundred and Fifty Thousand (3,250,000) shares. Upon the signing of the Agreement of Purchase and Sale as more particularly described in paragraph 15 herein, AEAC shall take the necessary steps to issue all of the Shares in the name of the Purchaser and the purchasing group, which shares shall be held in escrow by the Purchaser's lawyer, Stephen Cohen, and released to the Purchaser pro-rata in accordance with the payments made at each stage. Prior to receipt of the respective instalments for the Shares, the board of California Electric Automobile Company Inc. ("CEAC") shall have a proxy on the voting rights for the Shares which are held in escrow.

3. The Purchaser shall have the option to purchase an additional Three Million (3,000,000) shares at a purchase price of Eight Cents ($0.08) per share. This option shall be open for a period of two (2) years from the Closing Date.

4. The Closing Date shall be following the date the Purchaser's representatives complete their due diligence review at the offices of AEAC. You will provide full disclosure of AEAC's and its subsidiaries' books, records and statements, including but not limited to all leases, licences, contracts, title documents, all minute books, share certificate books, share registers and other corporate documents, as well as all books, records, accounts, financial statements, copies of all patents and patent applications, patentability opinions, non-infringement analyses, patent assignments, patent licenses, patent search results and patent enforcement insurance policies, if any. You will also provide lists and proof of all liabilities and any other data which, in the opinion of the Purchaser's representatives, are required to make an examination of AEAC and the business in order to carry out customary due diligence, including intellectual property due diligence if applicable. After conducting its investigations and being satisfied with the results thereof, the Purchaser shall advise you in writing whether it wishes to pursue this transaction or whether it does not wish to pursue the transaction. Provided the Purchaser wishes to pursue this transaction, it shall pay the first instalment of Seventy-Five Thousand Dollars ($75,000.00) (less the Twenty Thousand Dollars ($20,000.00) advanced pursuant to paragraph 5 herein) towards the Purchase Price forthwith. The date on which the Purchaser pays such first instalment shall be the Closing Date.

5. Prior to the Closing Date and following the execution of this Letter of Agreement by AEAC, the Purchaser shall advance AEAC the sum of Twenty Thousand Dollars ($20,000.00) (the "Advance") to assist in covering the expenses of AEAC in the interim. The Advance shall be made on account of the first instalment of Seventy-Five Thousand Dollars ($75,000.00) as indicated in paragraph 1(i) herein. In consideration of the advance, AEAC with issue
Two Hundred and Forty Thousand (240,000) shares to the Purchaser.

6. The Purchaser will be entitled to appoint the officers and directors of AEAC on the Closing Date. Edward F. Myers II ("Myers") will continue to serve on the board of CEAC and run the day-to-day operations of CEAC.

7. AEAC represents and warrants that as of the Closing Date, there will be a total of no greater than Two Million Five Hundred Thousand (2,500,000) issued and outstanding shares of AEAC. AEAC also represents and warrants that the only outstanding options to purchase shares in AEAC total no greater than One Hundred and Fifty Thousand (150,000) Shares at Seventy-Five Cents ($0.75) per share.

8. AEAC represents and warrants that the following individuals are entitled to receive shares from AEAC in exchange for past services provided as follows:

     i)          Gary Degano          50,000 shares;
     ii)         Gary Jackson         60,000 shares;
     iii)        Edward Myers         100,000 shares.

9. The Purchasers agrees that it will not reverse split the stock of AEAC more than three (3) for one (1) during the two (2) year period after the Closing Date.

10. It is understood that Myers and/or EFM Venture Group Inc. will receive the total sum of Ten Thousand Dollars ($10,000.00) from AEAC upon the payment of each instalment of the Purchase Price. Such payments are re-payment of loans that have been made to AEAC totalling Forty Thousand Dollars ($40,000.00). The balance of the Purchase Price shall be used mainly for operating expenses for CEAC, as well as for administrative expenses for AEAC.

11. The Purchaser agrees that, in the event that AEAC discontinues the electric vehicle business within one (1) year of the Closing Date, the Purchaser agrees to sell CEAC to Myers for the Appraised Value of CEAC at the time of the sale. The Appraised Value of CEAC shall be determined by an independent business appraiser agreed to by both Myers and the Purchaser.
The Appraised Value shall be shall be amortized over five (5) years payable in quarterly instalment subject to a six percent (6%) per annum interest charge, and shall be secured by a Promissory Note signed by Myers. The sale provision herein shall be valid save and except if the Purchaser receives a bona fide offer to purchase CEAC from a third party arms-length purchaser (the "Third Party Offer").

12. The location of the day-to-day operations offices of AEAC will be determined by the Purchaser.

13. The transaction will be governed in accordance with the laws of California, U.S.A.

14. AEAC will provide the Purchaser's authorized representative(s) with access to the offices of AEAC during regular business hours in order to conduct its due diligence searches of the books and records of the business and assets of AEAC.

15. The parties agree to act reasonably and use their best efforts to negotiate an agreement of purchase and sale with respect to the transaction which will contain the warranties, representations and general terms which are usual in transactions of this nature, as well as incorporate the terms herein.

16  All monetary amounts referred to herein shall be in United States Dollars.

17. All Federal and State Securities laws will be complied with in this transaction.

18. The parties agree that Tom Coldicutt shall be issued One Hundred and Fifteen Thousand (115,000) Restricted Shares of AEAC as a finder's fee.

19. The Purchaser agrees there shall be five (5) directors on the board of CEAC. Myers shall have the right to appoint three (3) directors and the Purchaser shall have the right to appoint two (2) directors. The parties agree that Myers' right to appoint directors to the board of CEAC shall continue for a period of eighteen (18) months from the Closing Date and that AEAC shall not remove any director chosen by Myers for said eighteen (18) month period without Myers' consent.

     If the foregoing is acceptable, would you kindly sign and return this letter by fax with the original to follow by mail.

Yours truly,
BISELL INVESTMENTS INC.



Per:  PIERRE QUILLIAM
      ---------------
      PIERRE QUILLIAM
      President


The undersigned accepts the foregoing offer and agrees to negotiate in good faith toward completing a formal agreement to reflect such terms.

DATED at Bonita , California  this 23rd day of August, 2000.

                                      American Electric Automobile
                                      Company Inc.


                                 Per:   EDWARD F. MYRES II
                                        -------------------
                                 Name:  Edward F. Myers II
                                 Title: Chairman
                                 I have authority to bind the Corporation


                                 Per:   BETTY N F. MYRES
                                        -------------------
                                 Name:  Betty N. Myers
                                 Title: Secretary
                                 I have authority to bind the Corporation